As filed with the Securities and Exchange Commission on August 15, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GENPREX, INC.

(Exact name of registrant as specified in its charter)

Delaware	90-0772347
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3300 Bee Cave Road #650-227 Austin, Texas 78746
(Address of Principal Executive Officers) (Zip Code)

Genprex, Inc. 2018 Equity Incentive Plan Genprex, Inc. 2018 Employee Stock Purchase Plan Genprex, Inc. Employee Stock Option Grant Notice and Option Agreements
(Full title of the plan)

J. Rodney Varner Chief Executive Officer 3300 Bee Cave Road #650-227 Austin, TX 78746
(Name and address of agent for service)

(877) 774-4679
(Telephone number, including area code, of agent for service)

Copies to:

Alan Wovsaniker Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 Tel: (212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering (i) an additional 4,549,619 shares of Genprex, Inc.’s (the “Registrant”) common stock, par value $0.001 per share (the “Common Stock”), issuable under the Genprex, Inc. 2018 Equity Incentive Plan (the “2018 Plan”), pursuant to the automatic annual increase provision therein, of which 4,375,794 shares of Common Stock are currently underlying outstanding option awards issued under the 2018 Plan, for which the Registration Statement on Form S-8 (File No. 333-237543) is effective, (ii) 788,198 shares of Common Stock which are being registered pursuant to Section 2(c)(i) of the 2018 Plan which provides that if an option or stock appreciation right expires or becomes unexercisable without having been exercised in full or is surrendered under an exchange program, the unissued shares of Common Stock subject to the option or stock appreciation right will become available for future issuance under the 2018 Plan, (iii) 950,000 shares of the Registrant’s Common Stock issuable upon the vesting and exercise of  stock options granted as inducement awards by the Registrant to employees in accordance with Nasdaq Listing Rule 5635(c)(4) and (iv) 208,050 shares of Common Stock under the Registrant’s 2018 Employee Stock Purchase Plan (the “ESPP”).  The shares of Common Stock registered pursuant to this Registration Statement and referenced in (i) and (ii) above are of the same class of securities as the 8,513,898 shares of Common Stock registered for issuance under the 2018 Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-237543) filed on April 2, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Securities and Exchange Commission (the “SEC”), are hereby incorporated by reference in this Registration Statement:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 30, 2022;

●	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022, filed with the SEC on May 13, 2022 and August 12, 2022, respectively;

●

The Company’s Current Reports on Form 8-K filed with the SEC on January 3, 2022, January 4, 2022, February 8, 2022, March 2, 2022, March 31, 2022, June 24, 2022 (other than any portions thereof deemed furnished and not filed);

●	The Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2022; and

●

The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A (Registration No. 001-38244) filed with the Commission on October 13, 2017 pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement, and nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. Such indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Furthermore, pursuant to Section 145 of the DGCL, a Delaware corporation may indemnify any person who was, is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. For such actions by or in the right of the corporation, the indemnity may only include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted  in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, where a present or former officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For mandatory indemnification with respect to actions occurring after December 31, 2020 and as to which a director or officer is successful on the merits or otherwise, references to “officer” is limited to certain officers of the corporation as specified in Section 145(c) of the DGCL.

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the DGCL, provided, however, the Registrant is not required under the Amended and Restated Bylaws to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required by law or the Amended and Restated Bylaws, (ii) the proceeding was authorized by the board of directors of the Registrant or (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL or any other applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

In addition, Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that certain officers of the corporation (as specified in Section 102(b)(7) of the DGCL) shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as an officer, subject to certain exceptions.

The Registrant’s Amended and Restated Certificate of Incorporation provides that the monetary liability of a director of the Registrant shall be eliminated to the fullest extent permitted by applicable law. The Registrant’s Amended and Restated Certificate of Incorporation does not currently include a provision eliminating or limiting the liability of officers of the Registrant.

The Registrant’s Amended and Restated Bylaws provide that the Registrant shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Registrant of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the Registrant’s Amended and Restated Bylaws or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to the Registrant’s Amended and Restated Bylaws, no advance shall be made by the Registrant to an officer of the Registrant (except by reason of the fact that such officer is or was a director of the Registrant in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Registrant.

Section 174 of the DGCL provides, among other things, that, in case of any willful or negligent unlawful payment of dividends or unlawful stock purchase or redemption, the directors under whose administration the same may happen may be held personally liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may be exonerated from such liability by causing his or her dissent to such actions to be entered on the books containing minutes of the proceedings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the same.

As permitted by the DGCL, the Registrant has entered into indemnification agreements with each of its directors and executive officers (each an “indemnitee”), that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or an agent of the Registrant or is or was, at the request of the Registrant, acting or serving as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or another enterprise, so long as the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, in the case of a criminal proceeding had no reasonable cause to believe that indemnitee’s conduct was unlawful.. With respect to third-party actions, the indemnification agreements require the Registrant to also indemnify the indemnitee against judgments, fines and amounts paid in settlement that are actually and reasonably incurred by indemnitee or on indemnitee’s behalf in connection with such proceedings or any claim, issue or matter therein, if the indemnitee acted in good faith and in a manner indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, in the case of a criminal proceeding had no reasonable cause to believe that indemnitee’s conduct was unlawful. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

●

for an accounting of profits made from the purchase and sale (or sale and purchase) by indemnitee of securities of the Registrant within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law;

●

for any reimbursement of the Registrant by the indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the indemnitee from the sale of securities of the Registrant, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act);

●

for any reimbursement of the Registrant by indemnitee of any compensation pursuant to any  compensation recoupment or clawback policy adopted by the board of directors of the Registrant or the compensation committee of the board of directors of the Registrant, including but not  limited to any such policy adopted to comply with stock exchange listing requirements  implementing Section 10D of the Exchange Act;

●

for expenses determined by the Registrant to have arisen out of indemnitee’s breach or violation of his or her obligation under (i) any employment agreement between the  indemnitee and the Registrant or (ii) the Registrant’s code of business conduct and ethics;

●

for any proceeding (or part thereof) initiated by an indemnitee, including any proceeding (or part thereof) initiated by indemnitee against the Registrant, or the Registrant’s directors, officers, employees or other indemnitees, unless (i) the board of directors of the Registrant authorized the proceeding (or any part thereof) prior to its initiation, (ii) such payment arises in connection with any mandatory counterclaim or cross claim brought or raised by indemnitee in any proceeding (or any part thereof), (iii) the Registrant provides the indemnification, in its sole discretion, pursuant to the powers vested in the Registrant under  applicable law or (iv) the proceeding is brought by or on behalf of the indemnitee for  indemnification or advancement of expenses from the Registrant under the terms of the  indemnification agreement or under any directors’ and officers’ liability insurance policies  maintained by the Registrant if, in the case of indemnification, indemnitee is wholly successful  on the underlying claims (or, if indemnitee is not wholly successful on the underlying claims, then  such indemnification shall be only to the extent indemnitee is successful on such underlying  claims or otherwise as permitted by law, whichever is greater); or;

●

for which payment has actually been made to or on behalf of the indemnitee under any insurance policy or other indemnity provision, except with  respect to any excess beyond the amount paid under such insurance policy or other indemnity provision;

The indemnification agreements also provide for the advancement of expenses of the indemnitee to the fullest extent not prohibited by law in connection with any proceeding (or part thereof) not initiated by indemnitee or any proceeding initiated by indemnitee with the prior approval of the board of directors of Registrant as set forth in the terms of the indemnification agreements, provided that advancement is not applicable to any claim made by indemnitee for which indemnification is specifically prohibited as set forth above in the immediately preceding paragraph hereof.  Notwithstanding the foregoing the Registrant is also required to advance expenses of the indemnitee, if so requested by indemnitee, to the extent not prohibited by law, for expenses which are incurred by or on behalf of indemnitee in connection with any action brought by indemnitee for advancement of expenses from the Registrant under the indemnification agreement or under any directors’ and officers’ liability insurance policies maintained by the Registrant.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification or advancement thereunder.

The Registrant has insurance policies in place that cover its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 8.	Exhibits

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, State of Texas, on August 15, 2022.

GENPREX, INC. By: /s/ J. Rodney Varner J. Rodney Varner Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Rodney Varner and Ryan Confer as his attorney-in-fact, with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ J. Rodney Varner J. Rodney Varner	Chief Executive Officer and Director (Principal Executive Officer)	August 15, 2022

/s/ Ryan M. Confer Ryan M. Confer	Chief Financial Officer (Principal Financial and Accounting Officer)	August 15, 2022

/s/ Brent M. Longnecker Brent M. Longnecker	Member of the Board of Directors	August 15, 2022

/s/ Jose Antonio Moreno Toscano Jose Antonio Moreno Toscano	Member of the Board of Directors	August 15, 2022

/s/ Will R. Wilson, Jr. Will R. Wilson, Jr.	Member of the Board of Directors	August 15, 2022

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on April 10, 2018.

4.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on April 10, 2018.

4.3	Form of Common Stock Certificate of the Registrant, incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

5.1*	Opinion of Lowenstein Sandler LLP

23.1*	Consent of Daszkal Bolton LLP

23.2*	Consent of Lowenstein Sandler LLP (filed as part of Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this registration statement on Form S-8)

99.1	Genprex, Inc. 2018 Equity Incentive Plan, including Form of Notice of Stock Option Grant, Form of Option Agreement and Form of Notice of Exercise thereunder, incorporated by reference to Exhibit 10.3 of the Registrant’s Annual Report on Form 10-K filed on April 17, 2018.

99.2	Employee Stock Option Grant Notice and Option Agreement, dated September 27, 2021, by and between Genprex, Inc. and Hemant Kumar, incorporated by reference to Exhibit 10.4 of the Registrant’s Form 8-K filed on September 28, 2021.

99.3	Employee Stock Option Grant Notice and Option Agreement, dated September 27, 2021, by and between Genprex, Inc. and Mark S. Berger, incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed on September 28, 2021.

99.4	Genprex, Inc. 2018 Employee Stock Purchase Plan, incorporated by reference to Exhibit 10.4 of the Registrant’s Form 10-K filed on April 17, 2018.

107*	Filing Fee Table

* Filed herewith.